Exhibit 99.1

Dreams

Start

Here

LNB Bancorp, Inc.

and subsidiaries

SECOND QUARTER REPORT
JUNE 30, 2004

MESSAGE TO OUR SHAREHOLDERS

It’s once again time to report on the progress of LNB Bancorp, Inc., and its subsidiary companies for the second quarter and first six months of 2004. Earnings of $4,236,000 for the first six months of 2004 decreased 6.2% from $4,515,000 in the comparable period of 2003. Basic and diluted earnings per share were $.64 in the first half of 2004 as compared to $.68 in the first six months of 2003 On a quarter-over-quarter basis, second quarter earnings declined from $2,324,000 or $.35 per share in 2003 to $1,980,000 or $.30 in 2004. This represents a 14.3% decline in quarterly basic and diluted earnings per share.

Earnings for the quarter and the six months continue to be affected by historically low interest rates affecting the yields on loans and securities plus continued slow asset growth in our market areas due to weak economic conditions. Recent actions by the Federal Reserve regarding interest rates should increase asset yields later in 2004. Also, plans are being implemented to improve commercial loan growth.

The $105,000 or 1.9% decrease in total noninterest income in the first six months of 2004 as compared to the same period of 2003 was due primarily to reductions in service charges on deposit accounts and the gains on the sale of securities and loans. This was partially offset by increased Investment and Trust Services income and fees from the placement of commercial and mortgage loans with third party lenders. Arrangements with these lenders represent a new strategic initiative that provides for expanded product offerings for customers while not increasing balance sheet risk and providing for a potential source of future revenue.

Total noninterest expenses increased .3% for the first six months of 2004 as compared to 2003. Reductions in salaries and employee benefits plus outside services were offset by continued investments in facilities plus computer and communications technology to support delivery of products and services to customers. These later investments are expected to continue through the remainder of the year.

Dividends declared per share in 2004 were $.36, an increase of 5.9% from the $.34 reported for 2003.

Consolidated assets increased to $760.2 million at June 30, 2004, up $7.1 million or approximately 1% from the year ago levels. Net loans grew to $540.9 million from $520.1 million at June 30, 2004. This $20.8 million increase occurred in commercial loans, home equity lines of credit and purchased consumer loans. This growth was partially offset by a reduction in securities portfolio from $168.9 million to $159.5 million.

Total deposits were unchanged between June 30, 2004 and June 30, 2003. Other borrowings increased $9.7 million to $96.2 million at June 30, 2004.

Total shareholders’ equity on a year to year basis decreased slightly to $68.2 million with 2004 retained earnings offset by increases in unrealized losses on securities.

We appreciate and thank you for your continuing support.

Stanley G. Pijor Chairman of the Board	James F. Kidd President and Chief Executive Officer

CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,
(Dollars in thousands)	2004	2003
Assets:
Cash and due from banks	$23,719	$27,377
Federal funds sold and short-term investments	6,811	3,081
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	3,690	3,807
Securities held to maturity, at cost	20,944	4,061
Securities available for sale, at fair value	128,017	157,925
Portfolio loans	544,367	519,758
Loans available for sale	4,516	7,465
Reserve for loan losses	(7,989)	(7,105)

Net loans	540,894	520,118

Premises, equipment and intangible assets (net)	15,096	13,750
Accrued interest receivable and other assets	21,013	22,966

Total Assets	$760,184	$753,085

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	$91,024	$99,146
Interest-bearing deposits	499,509	492,484

Total Deposits	590,533	591,630
Securities sold under repurchase agreements and other short-term borrowings	18,915	17,080
Federal Home Loan Bank advances	77,301	69,425
Accrued interest, taxes, expenses and other liabilities	5,264	6,359

Total Liabilities	692,013	684,494

Common stock	6,767	6,755
Additional capital	26,141	26,116
Retained earnings	40,545	37,933
Accumulated other comprehensive income (loss)	(2,851)	679
Treasury stock, at cost	(2,431)	(2,892)

Total Shareholders’ Equity	68,171	68,591

Total Liabilities and Shareholders’ Equity	$760,184	$753,085

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Dollars in thousands)	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$7,913	$8,308	$15,706	$16,510
Interest and dividends on securities	1,135	1,309	2,304	2,781
Interest on federal funds sold and short-term investments	19	9	33	21

Total Interest Income	9,067	9,626	18,043	19,312

Interest Expense:
Interest on deposits	1,607	1,883	3,221	3,934
Interest on Federal Home Loan Bank advances	528	422	979	829
Interest on securities sold under repurchase agreements and other short-term borrowings	51	47	92	115

Total Interest Expense	2,186	2,352	4,292	4,878

Net Interest Income	6,881	7,274	13,751	14,434

Provision for loan losses	425	570	950	1,134

Net Interest Income after provision for loan losses	6,456	6,704	12,801	13,300

Noninterest Income:
Service charges on deposit accounts	1,031	1,109	2,015	2,055
Electronic banking fees	643	627	1,274	1,308
Investment and Trust Services Division income	486	400	1,072	854
Gain on sale of securities	-0-	247	223	450
Income from investments in life insurance	161	193	320	377
Other service charges, exchanges and fees	130	127	241	233
Gain on sale of loans	46	79	83	141
Other noninterest income	99	76	224	139

Total Noninterest Income	2,596	2,858	5,452	5,557

Noninterest Expenses:
Salaries and employee benefits	2,907	2,900	5,945	6,048
Net occupancy expense of premises	409	377	783	789
Furniture and equipment expenses	659	611	1,329	1,160
Card-related expenses	393	344	725	636
Supplies and postage	257	256	509	538
Professional services	300	606	534	824
Marketing and advertising	314	165	493	405
Ohio franchise tax	180	181	368	362
Other noninterest expenses	859	642	1,568	1,459

Total Noninterest Expenses	6,278	6,082	12,254	12,221

Income Before Income Taxes	2,774	3,480	5,999	6,636

Income Taxes	794	1,156	1,763	2,121

Net Income	$1,980	$2,324	$4,236	$4,515

Per Share Data:
Basic Earnings Per Share	$.30	$.35	$.64	$.68

Diluted Earnings Per Share	$.30	$.35	$.64	$.68

Dividends Declared Per Share	$.18	$.17	$.36	$.34

LORAIN NATIONAL FINALIZES ACQUISITION AGREEMENT WITH MORTGAGE ONE BANC

Lorain National Bank, the banking subsidiary of LNB Bancorp, Inc. and Mortgage One Banc announced that the two companies have finalized a definitive purchase agreement which enables Lorain National Bank to acquire for cash, Mortgage One Banc, a mortgage company headquartered in Lorain, Ohio. Mortgage One Banc operates through multiple delivery channels in 26 Ohio counties. The transaction is expected to close in August 2004.

“Today is a historic one for our organization,” said James F. Kidd, president and chief executive officer of LNB Bancorp. “This is our first acquisition of this type and is truly an exciting one. We are positioning for growth, and the Mortgage One Banc partnership demonstrates our commitment to improving our product offerings.”

Randy Bevins, Mortgage One Banc’s president and chief executive officer, said “We are pleased to be joining forces with Lorain National Bank and proud to be joining with a company that shares our strong commitment to customers, employees and the community.”

Randy Bevins, President and
Chief Executive Officer,
Mortgage One Banc.

Mortgage One Banc will retain its identity and will continue to operate from its Lorain headquarters. All LNB mortgage employees will be retained and reassigned to other areas of the bank or to Mortgage One Banc. All Mortgage One employees will remain employed as well. Bevins said he is actually adding to staff in expectation of continued growth.

“We feel Mortgage One Banc will substantially improve our presence in the consumer mortgage and retail investment area, with a focus on doing what’s right for our customers – and for those who invest in LNB Bancorp. This is a great opportunity to establish a stronger presence in the mortgage market,” Kidd said.

Bevins will retain his lead role in the operation of Mortgage One Banc. “We share similar philosophies where the customer drives our business. In my opinion, everyone dreams of owning their own home and in our business, we can help make those dreams come true,” he said.

Mortgage One Banc is joining LNB on the verge of Lorain National’s 100th Anniversary, giving customers of both organization a greater array of products and services. Lorain National customers can take advantage of highly competitive mortgage products and alternative investment vehicles. Mortgage One customers may now avail themselves to a broad spectrum of banking products and services which were not previously available to them from Mortgage One.

Kidd added, “Lorain National Bank is competitive and responsive to customer needs, and we are committed to providing superior products with superior service. With an aggressive sales culture, Mortgage One Banc has a proven record of performance for more than eight years, offering superior mortgage and retail investment products, employing a customer-focused philosophy.”

“Most notably, Mortgage One’s focus on the total customer relationship aligns well with our approach, and we expect that this acquisition will enhance current and prospective customer relationships.”

DIRECTORS AND OFFICERS

Directors of LNB Bancorp, Inc and Lorain National Bank

Stanley G. Pijor	Robert M. Campana	Lee C. Howley	Jeffrey F. Riddell
Chairman of the Board	President, Campana Development	President	President and
James F. Kidd	Terry D. Goode	Howley Bread Group Ltd	Chief Executive Officer, Consumeracq, Inc and Consumers
President and	Vice President, LandAmerica	David M. Koethe	Builders Supply Company
Chief Executive Officer	Financial Group, Inc and Lorain	Retired, Former
	County Title Company	Chairman of the Board	John W. Schaeffer, M.D.
Daniel P. Batista		The Lorain Printing Company	President
Chairman of the Board	James R. Herrick		North Ohio Heart Center, Inc.
Wickens, Herzer, Panza,	Vice Chairman of the Board	Benjamin G. Norton
Cook & Batista L.P.A.	President	Consultant	Eugene M. Sofranko
	Liberty Auto Group, Inc	LTI Power Systems,	Chairman of the Board
Lorain Glass Company, Inc.

Directors Emeriti of Lorain National Bank

James L. Bardoner	T.L. Smith, M.D.	Wellsley O. Gray	Leo Weingarten
Retired, Former President	Retired Physician	Retired	Retired
Dorn Industries, Inc.

Officers of LNB Bancorp, Inc	.

Stanley G. Pijor	James F. Kidd	Terry M. White	Kevin W. Nelson
Chairman of the Board	President and	Executive Vice President,	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer and	Chief Operating Officer
Corporate Secretary

Directors of Charleston Insurance Agency, Inc.

James F. Kidd	Stanley G. Pijor	James R. Herrick	Jeffrey F. Riddell
President and	Chairman of the Board	President	President and
Chief Executive Officer	LNB Bancorp, Inc and	Liberty Auto Group, Inc	Chief Executive Officer,
	Lorain National Bank		Consumeracq, Inc and
Consumers Builders
Supply Company

Directors of North Coast Community Development Corporation

James F. Kidd	Evelyn C. France	Daniel Martinez	Homer A. Virdon
President and	Director	Chairman of the Board	Director
Chief Executive Officer	Women’s Development Center	and President South Lorain Community	Lorain Metropolitan Housing Authority
Jose Candelario, Sr	Sydney L. Lancaster	Development Corporation
President	Manager Human Resources		Terry M. White
Candelario Accounting	Development and	Kevin W. Nelson	Treasurer
	Affirmative Action Officer	Executive Vice President
	Lorain County	Lorain National Bank	Mitchell J. Fallis, CPA
	Community College		Secretary
	Chairman of the Board	Benjamin G. Norton
Consultant LTI Power Systems